                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                       UNITED STATES FILTER CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
     ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                   [USF Logo]

                        UNITED STATES FILTER CORPORATION
                               40-004 Cook Street
                         Palm Desert, California  92211
 ______________________________________________________________________________

To U.S. Filter Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of U.S. Filter stockholders. We will meet on Tuesday, August 6, 1996 at 9:30 a.m., Pacific Daylight Time, in the Indian Wells Resort Hotel in Indian Wells, California.

     I urge you to vote your shares by proxy, even if you plan to attend the meeting. After you read this proxy statement, indicate on the proxy card the way you want to have your shares voted. Then date, sign and mail the proxy card in the postage-paid envelope that is provided.

     Let us know if you plan to attend the meeting by marking the appropriate space on the proxy card. We will then send you an admission card about a week before the meeting.

                                                    Sincerely,


                                                    [Signature]
                                                    Richard J. Heckmann
                                                    Chairman of the Board,
                                                    Chief Executive Officer and
                                                    President

June 28, 1996

                        UNITED STATES FILTER CORPORATION

                         -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 6, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of United States Filter Corporation (the "Company") will be held at the Indian Wells Resort Hotel, 76661 Highway 111, Indian Wells, California 92210 on Tuesday, August 6, 1996 at 9:30 a.m., Pacific Daylight Time, for the following purposes, as more fully described in the attached Proxy Statement:

  1. to elect three directors, each for a term of three years;
  2. to approve the Company's 1991 Employee Stock Option Plan, as amended and restated;
  3. to approve the Company's 1991 Directors Stock Option Plan, as amended and restated;
  4. to increase the number of authorized shares of the Company's Common Stock from 75,000,000 to 150,000,000;
  5. to ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the Company;

and to consider any other matters that may properly come before the meeting or any adjournment of the Annual Meeting.

  The Board of Directors has fixed the close of business on June 25, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours for a period of at least ten days prior to the Annual Meeting at the executive offices of the Company, 40-004 Cook Street, Palm Desert, California 92211.

  You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Annual Meeting and vote your shares in person, you may revoke your proxy at that time.

                                  By Order of the Board of Directors



                                  Damian C. Georgino
                                  Secretary

June 28, 1996

                        UNITED STATES FILTER CORPORATION
                               40-004 Cook Street
                         Palm Desert, California 92211


                         -----------------------------


                                PROXY STATEMENT
                                 June 28, 1996


                         -----------------------------


                   PROXY SOLICITATION AND VOTING INFORMATION

  The accompanying proxy is solicited by the Board of Directors of United States Filter Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, August 6, 1996 at the Indian Wells Resort Hotel, 76661 Highway 111, Indian Wells, California 92210 at 9:30 a.m., Pacific Daylight Time and at any adjournment of the Annual Meeting. These proxies will be voted if properly signed, received by the Secretary of the Company prior to the close of voting at the meeting and not revoked. If no direction is given in the proxy, it will be voted "FOR" (i) the election of the directors nominated; (ii) the proposal to approve the Company's 1991 Employee Stock Option Plan, as amended and restated (the "Amended Employee Plan Proposal"); (iii) the proposal to approve the Company's 1991 Directors Stock Option Plan, as amended and restated (the "Amended Directors Plan Proposal");
(iv) the proposal to increase the number of authorized shares of the Company's Common Stock from 75,000,000 to 150,000,000 (the "Authorized Capital Amendment"); and (v) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

  A stockholder who has returned a proxy may revoke it at any time before it is voted at the meeting by delivering a revised proxy, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Company's Secretary. This notice may be mailed to the Secretary at the address set forth above or may be given to the judge of election at the Annual Meeting.

  This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about June 28, 1996.

  Holders of record of Common Stock at the close of business on June 25, 1996 are entitled to vote at the Annual Meeting. On that date 2_,___,___ shares of Common Stock were outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

  On June 4, 1996 the Company announced a three-for-two split of its Common Stock. The split will be effected in the form of a stock dividend payable on July 15, 1996 to stockholders of record at the close of business on June 14, 1996 (the "Stock Split"). Except as otherwise specified, all share numbers used herein are stated on a pre-Stock Split basis.

  Abstentions may be specified as to all proposals to be brought before the Annual Meeting, other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instruction from beneficial owners on the election of directors and on each of the proposals to be brought before the Annual Meeting.

  Approval of the Authorized Capital Amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. Approval of the other proposals to be brought before the Annual Meeting (not including the election of directors) will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. As to those proposals, if a stockholder abstains from voting certain shares it will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares, those shares will not be considered present and entitled to vote with respect to that proposal and therefore will have no effect on the outcome of the vote. With regard to the election of directors, votes may be cast in favor or withheld. The three persons receiving the highest number of favorable votes will be elected as directors of the Company.


                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of ten members, divided into three classes. The terms of office of the three classes of directors (Class I, Class II and Class III) end in successive years. The terms of the Class III directors expire this year and their successors are to be elected at the Annual Meeting for a three-year term expiring in 1999. The terms of the Class I and Class II directors do not expire until 1997 and 1998, respectively.

  The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

  All directors were previously elected by the Company's stockholders, except for Mr. Hillas and Mr. Quayle, who were elected by the Board of Directors in February 1996 to fill two vacancies resulting from the resignations of Mr. J. Atwood Ives and Mr. James R. Bullock in November 1995.


                         Class III Directors--Nominees for Terms to Expire in 1999

James E. Clark                     Mr. Clark was President of Western Operations for Prudential Insurance
  Age 67                           from 1978 to June 1990.  Since June 1990, he has been a consultant and
  Director since 1990              a private investor.  Mr. Clark is also Chairman of Asian-American
                                   Communication Company, Inc. and a director of Asian American Association,
  Member of the Audit Committee    Inc., a joint venture with Sprint, and Durotest Corporation. He is also a
    and the Compensation           trustee of the Yul Brynner Foundation.
    Committee



Richard J. Heckmann                Mr. Heckmann was elected Chairman of the Board of Directors, Chief
  Age 52                           Executive Officer and President of the Company on July 16, 1990.  Mr.
  Director since 1990              Heckmann was a Senior Vice President at Prudential-Bache Securities in
                                   Rancho Mirage, California from January 1982 to August 1990.  He
  Chairman of the Nominating       joined the U.S. Small Business Administration in 1977 and served as
    Committee                      Associate Administrator for Finance and Investment from 1978 to 1979.
                                   Prior thereto he was founder and Chairman of the Board of Tower
                                   Scientific Corporation, a manufacturer of custom prosthetic devices, which was sold to Hexcel Corporation in 1977.  Mr. Heckmann is a member of the management board of Treated Water Outsourcing
                                   ("TWO"), a Nalco/U.S. Filter Joint Venture.  He is also a director of
                                   USA Waste Services, Inc.



Robert S. Hillas                   Mr. Robert S. Hillas was graduated from Dartmouth University in 1970
  Age 47                           with a Bachelor of Arts degree in Mathematics, summa cum laude, and
  Director since 1996              was graduated from Stanford University with a Masters of Business
                                   Administration degree in 1972.  Mr. Hillas has served as a Managing
                                   Director of E.M. Warburg, Pincus & Co., Inc., a private investment firm, since 1993.  Previously, Mr. Hillas was a partner of DSV
                                   Management Ltd., a venture capital investment firm, and its affiliated venture capital partnerships.  Mr. Hillas is currently a director of
                                   Advanced Technology Materials, Inc., Continental Recycling, Inc.,
                                   EarthGro, Inc., HealthVISION, Inc., and Transition Systems, Inc.  Mr.
                                   Hillas was previously associated with Warburg, Pincus from 1972 until he joined DSV Management Ltd. in 1981.


                               Class I Directors--Present Term Expires in 1997

John L. Diederich                  Mr. Diederich has been Executive Vice President--Chairman's Counsel
  Age 59                           for Aluminum Company of America ("Alcoa") since August 1991.
  Director since 1993              Prior to assuming his present position, he had been Group Vice
                                   President--Alcoa Metals and Chemicals since 1986 and a Vice
  Member of the Compensation       President of Alcoa since 1982.  Mr. Diederich is a trustee of Shadyside
    Committee                      Hospital and a director of Alcoa Foundation.




Tim L. Traff                       Mr. Traff was first appointed a Senior Vice President of the Company
  Age 37                           on December 8, 1992, having previously been Vice
  Director since 1990              President--Corporate Development since March 1992.  He had been
                                   President of Traff Capital Management, a money management
  Member of the Nominating         company, since 1989.  From 1985 to 1988 he was an analyst at SIT
    Committee                      Investment, a money management company.  Mr. Traff received a B.S.
                                   degree in business economics from the University of Minnesota.




C. Howard Wilkins, Jr.             Mr. Wilkins served as the United States Ambassador to the Netherlands
  Age 58                           from June 1989 to July 10, 1992.  Prior to being Ambassador and
  Director since 1992              thereafter, Mr. Wilkins has been Chairman of the Board of Maverick
                                   Restaurant Corp., which owns and operates restaurants under franchise
  Member of the Compensation       agreements, and Maverick Development Corp.  He was Vice Chairman
    Committee                      of Pizza Hut, Inc. until 1975.  From 1981 to 1983 Mr. Wilkins served as a director of U.S. Synthetic Fuels Corporation.  Mr. Wilkins received a B.A. degree from Yale University in 1960.

                              Class II Directors--Present Term Expires in 1998

J. Danforth Quayle                 Mr. Quayle was the forty-fourth Vice President of the United States.
  Age 49                           He was graduated from DePaul University in 1969 with a B.A. degree
  Director since 1996              in political science and from Indiana University in 1974 with a law degree.  In 1976, Mr. Quayle was elected to Congress and in 1980 to the United States Senate, being reelected in 1986 and serving until
                                   1989.  As Vice President, he headed the Competitiveness and Space
                                   Councils for the President.  Since leaving office in January 1993, Mr.
                                   Quayle served as Chairman of Circle Investors, Inc. (a private financial services and insurance holding company), and BTC, Inc. (a private company through which he operates certain of his personal business interests).  He is a director of Amtran, Inc., Central Newspapers, Inc.
                                   and American Standard Companies, Inc. and is a member of the Board of Trustees of The Hudson Institute.


Arthur B. Laffer                   Dr. Laffer has been Chairman and Chief Executive Officer of A.B.
  Age 55                           Laffer, V.A. Canto & Associates, an economic research and financial
  Director since 1991              firm (and its predecessor, A.B. Laffer Associates), since founding the firm in 1979.  He is also Chairman of Calport Asset Management, Inc.,
  Chairman of the Audit Committee  a money management firm.  Dr. Laffer has been Chief Executive
                                   Officer of Laffer Advisors, Inc., a registered broker-dealer and investment advisor, since 1981.  He was the Charles B. Thornton
                                   Professor of Business Economics at the University of Southern
                                   California from 1976 through 1984, Distinguished University Professor at Pepperdine University from October 1984 to September 1987, and was a member of President Reagan's economic policy advisory board.
                                   Dr. Laffer received a B.A. degree in economics from Yale University and later received an M.B.A. degree and a Ph.D. in economics from
                                   Stanford University.  He is a director of Mastec, Inc., Nicholas
                                   Applegate Mutual and Growth Equity Funds and Value Vision, Inc.




Alfred E. Osborne, Jr.             Dr. Osborne is Director of the Harold Price Center for Entrepreneurial
  Age 51                           Studies and Associate Professor of Business Economics at the John E.
  Director since 1991              Anderson Graduate School of Management at UCLA.  He has been on the UCLA faculty since 1972.  Dr. Osborne was educated at Stanford
  Member of the Audit Committee    University, where he earned a B.S. degree in electrical engineering, an
                                   M.B.A. in finance, a master's degree in economics and a Ph.D. in business-economics.  He is a director of Greyhound Lines, Inc.,
                                   Nordstrom, Inc., ReadiCare, Inc., SEDA Specialty Packaging
                                   Corporation and The Times Mirror Company.

Michael J. Reardon                 Mr. Reardon was appointed Executive Vice President of the Company
Age 42                             in June of 1995, having previously served as Executive Vice President
Director since 1990                and Chief Operating Officer, and prior to that as the Chief Financial
                                   Officer and Secretary of the Company.  From May 1995 to April 1996,
Member of the Nominating           Mr. Reardon served as president of Arrowhead Industrial Water, Inc.
 Committee                         He became President and General Manager of Illinois Water Treatment,
                                   Inc., a subsidiary of the Company, in March 1992.  From 1981 to July
                                   1990 he was Chief Financial Officer of The C&C Organization, a
                                   company engaged in restaurant ownership, management and
                                   construction.  Mr. Reardon is a certified public accountant and was a senior auditor with Arthur Anderson & Co. from 1978 to 1981.  Mr.
                                   Reardon is a member of the management board of TWO.  In June
                                   1978, Mr. Reardon received a B.S. in Business Administration from
                                   California State Polytechnic University, and in 1995 attended the Kellog
                                   Management Institute, Northwestern University.



  Meetings and Committees of the Board. During the fiscal year ended March 31, 1996 ("Fiscal 1996"), the Board of Directors met on six occasions and also took action three times by written consent and once by telephonic conference call. The Board has three standing committees, the Audit, Compensation and Nominating Committees. Each director attended all the Board and applicable Board Committee meetings.

  The Audit Committee reviews the performance of the Company's independent public accountants and makes recommendations to the Board concerning the selection of independent public accountants to audit the Company's financial statements. The Audit Committee also reviews the audit plans, audit results and findings of the internal auditors and the independent accountants, and reviews the Company's systems of internal control. Members of the Audit Committee meet regularly with the Company's management and independent public accountants to discuss the adequacy of internal accounting controls and the financial accounting process. The Company's independent accountants have free access to the Audit Committee, without management's presence. The Audit Committee held one meeting in Fiscal 1996.

  The Compensation Committee reviews and determines the compensation of the Company's officers (including salary and bonus), authorizes or approves any contract for remuneration to be paid after termination of any officer's regular employment, and performs specified functions under the Company's various compensation plans, including the 1991 Employee Stock Option Plan and the 1991 Directors Stock Option Plan. The Compensation Committee reviews, but is not required to approve, the participation of officers in the Company's other benefit programs for salaried employees. The Compensation Committee held three meetings and took action by written consent on seven occasions in Fiscal 1996.

  The Nominating Committee reviews the performance of incumbent directors and the qualifications of nominees proposed for election to the Board and makes recommendations to the Board with respect to nominations for director. In recommending candidates for the Board of Directors, the Nominating Committee will seek individuals having experience in fields applicable to the Company's goals and functions. Stockholders who wish to suggest qualified candidates should write to the Secretary of the Company, stating the qualifications of such persons for consideration by the Nominating Committee. The Nominating Committee held two meetings in Fiscal 1996.

  Compensation of Directors.   Directors receive no cash compensation for their
services as directors, although they are reimbursed for out-of-pocket expenses incurred in attending meetings. Each director who is not an employee of the Company participates in the Company's 1991 Directors Stock Option Plan, other than Mr. Hillas, who has chosen not to participate. That plan was amended and restated in February 1996 to provide that directors of the Company who are neither officers nor employees of the Company or its subsidiaries are granted in April of each year options to purchase 12,000 shares of the Company's Common Stock at fair market value, as determined on the date of the grant. This change was unanimously adopted by the Board in order to more closely align the directors interests with those of the Company's stockholders. See "Proposal to Approve the 1991 Directors Stock Option Plan, As Amended and Restated."

  Prior to the amendment and restatement, the 1991 Directors Stock Option Plan provided that non-employee directors of the Company were to be granted in April of each year options to purchase 8,000 shares of the Company's Common Stock at an exercise price equal to the higher of (i) $2.00 less than the fair market value of the Common Stock or (ii) 60% of that fair market value, in both instances determined on the date of grant. During Fiscal 1996, options to purchase 12,000 shares of Common Stock were granted under this plan to each of the Company's non-employee directors on April 3, 1995 at an exercise price of $14.2325 per share, reflecting an adjustment based on the three-for-two split of the Company's Common Stock paid in December 1994. In addition, Mr. Quayle was granted an option to purchase 6,000 shares of Common Stock upon his initial election to the Board of Directors in February 1996, in accordance with the terms of the plan, as amended and restated.


                               SECURITY OWNERSHIP

Management

  The following table sets forth the beneficial ownership of the Company's Common Stock as of June 5, 1996 by each director, nominee for director and the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares.


Name                                    Options Held(1)     Shares Owned      Percent of Class(2)
- ----                                    ---------------     ------------      -------------------
Richard J. Heckmann(3)                       259,800            463,772               2.5%
Michael J. Reardon(4)                        109,380             24,924                 *
Tim L. Traff                                  48,750            110,347                 *
Nicholas C. Memmo(5)                          51,250                 12                 *
Thierry Reyners                               22,500                  0                 *
Kevin L. Spence                               52,500                  0                 *
James E. Clark                                48,000             36,000                 *
John L. Diederich                             42,000              1,500                 *
Robert S. Hillas(6)                                0          1,813,079               6.2
Arthur B. Laffer                              48,000             23,250                 *
Alfred E. Osborne, Jr.                        48,000             24,350                 *
J. Danforth Quayle                            18,000                  0                 *
C. Howard Wilkins, Jr.                        48,000             51,000                 *
All Directors and Executive                  878,180          2,582,574              11.5
 Officers as a Group (18 persons)
- --------

(1) Includes presently exercisable options and options exercisable within 60 days of June 5, 1996. All options were granted pursuant to the Company's 1991 Employee Stock Option Plan or the Company's 1991 Directors Stock Option Plan.

(2) An asterisk (*) indicates ownership of less than 1% of the Common Stock.

(3) Includes 12,700 shares held by Mr. Heckmann's wife and by Mr. Heckmann as custodian for his children as to which Mr. Heckmann may deemed to have indirect beneficial ownership.

(4) Includes 1,800 shares held in a trust for the benefit of Mr. Reardon's father-in-law. As trustee, Mr. Reardon has voting and investment power with respect to the shares held by the trust and may be deemed to have indirect beneficial ownership of them. Mr. Reardon disclaims beneficial ownership of such shares.

(5) Constitutes 12 shares held by Mr. Memmo's wife as custodian for his minor children.

(6) Constitutes 1,813,079 shares held by Warburg, Pincus Capital Company, L.P. of which Mr. Hillas is a General Partner. Mr. Hillas disclaims beneficial ownership of such shares.



Other Beneficial Owners

  Warburg, Pincus Capital Company, L.P., 466 Lexington Avenue, New York, New York 10017, a parent holding company, reported to the United States Securities and Exchange Commission (the "SEC") that it and its affiliates (including Warburg, Pincus & Co., E.M. Warburg, Pincus & Co., Inc. and Warburg, Pincus Ventures, Inc.) beneficially owned 1,813,079 shares, or approximately 6.2% of the Company's Common Stock as of June 5, 1996. It reported shared power to dispose of all of these shares and shared voting power over all of the shares.

  Laidlaw, Inc. ("Laidlaw"), 3221 North Service Road, Burlington, Ontario, Canada L7R 3Y8, a parent holding company, reported to the SEC that Laidlaw One, Inc., a wholly-owned subsidiary, beneficially owned 2,965,829 shares, or approximately 10.2%, of the Company's Common Stock as of June 5, 1996. It reported sole voting power over and sole power to dispose of all of these shares. For the period ending August 31, 2000, and subject to certain exceptions, Laidlaw has agreed to vote all of its shares for the Board of Directors' nominees for election to the Board and on all other matters in the same proportion as the votes cast by other holders of voting securities. In November 1995 Laidlaw One, Inc. issued in a public offering 5 3/4% Exchangeable Notes due 2000 which, pursuant to their terms, may be repaid at maturity in cash or by delivery, in lieu of cash, of the shares of the Company's Common Stock owned by Laidlaw.

  The TCW Group, Inc., 865 South Figueroa Street, Los Angeles, California
90017, a parent holding company, reported to the SEC that it beneficially owned 1,672,600 shares, or approximately 5.4%, of the Company's Common Stock, which it has the right to acquire upon conversion of its holdings of the Company's 5% Convertible Subordinated Debentures due 2000 and 6% Convertible Subordinated Notes due 2005. It reported sole voting power over and sole power to dispose of all of these shares.

Compliance With Reporting Requirements

  Under the securities laws of the United States, the Company's directors, its executive officers and any persons beneficially holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the SEC and the NYSE. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied, except that the Form 5's required to be filed for each of the Company's executive officers and directors, other than Messrs. Heckmann and Hillas, with respect to Fiscal 1996 were filed after the specified due date. Each of these reports related to a single stock option grant, except that the reports filed by Messrs. Clark, Laffer, Osborne and Wilkins also related to a stock option exercise. In making these statements, the Company has relied on copies of the reports that its officers and directors have filed with the SEC.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth compensation information for the three fiscal years ended March 31, 1996 for the Company's Chief Executive Officer and for the four other most highly compensated executive officers of the Company for Fiscal 1996 (the "Named Executive Officers").



                                                                                Long-Term
                                                  Annual Compensation          Compensation
                                             ------------------------------- --------------
                                                                               Securities
                                  Fiscal                        Other Annual   Underlying       All Other
Name and Principal Position        Year      Salary     Bonus   Compensation   Options(1)    Compensation (2)
- ---------------------------        ----      -------   -------  ------------  -------------  ----------------
Richard J. Heckmann                 1996     414,731    150,000       --          150,000            --

     Chairman, Chief Executive      1995     300,000    150,000       --           60,000           5,551
     Officer and President          1994     300,000    150,000       --           60,000           4,432

Michael J. Reardon                   1996    184,631       --         --           15,000           4,714
     Executive Vice President        1995    150,000     25,000       --           15,000           3,983
                                     1994    125,000     30,000       --           22,500           1,252

Thierry Reyners                      1996    190,000       --         --           15,000             --
     Executive Vice President--      1995    167,236       --         --           15,000             --
     European Group                  1994     44,017(3)    --         --           15,000             --

Nicholas C. Memmo                    1996    191,585     37,500       --           17,500           5,014
     Executive Vice President--      1995    135,000     20,000       --           22,500           4,389
     Process Water Group             1994    122,538     20,000       --           22,500           2,918

Kevin L. Spence                      1996    164,774     41,500       --           15,000           4,865
     Vice President and Chief        1995    145,000     20,000       --           15,000           4,453
     Financial Officer               1994    110,000     20,000       --           15,000           4,421

- --------------

(1) Options granted pursuant to the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock. Option grants during Fiscal 1996 are described in greater detail below.

(2) Represents the Company's 50% matching contribution to the Company's 401(k) Plan.

(3) For the period after first becoming employed by the Company.

Option Grants in Last Fiscal Year

  The table below sets forth information with respect to stock options granted to the Named Executive Officers in Fiscal 1996 under the Company's 1991 Employee Stock Option Plan. The options listed below are included in the Summary Compensation Table above.



                                      % of Total
                         Number of      Options
                        Securities    Granted to                              Potential Realizable Value at
                        Underlying     Employees                                 Assumed Rates of Stock
                          Options      in Fiscal     Exercise    Expiration      Price Appreciation for
Name                    Granted(1)       Year      Price ($/Sh)     Date             Option Term(2)
- ---------------------  -------------  -----------  ------------  ----------  -------------------------------
                                                                                     5%             10%
                                                                               ------------    ------------
Richard J. Heckmann       150,000           23.0%       $15.06     04/25/05    $  1,420,673    $  3,600,264
Michael J. Reardon         15,000            2.3         20.75     11/16/05         195,743         496,052
Thierry Reyners            15,000            2.3         20.75     11/16/05         195,743         496,052
Nicholas C. Memmo          17,500            2.7         20.75     11/16/05         228,367         578,728
Kevin L. Spence            15,000            2.3         20.75     11/16/05         195,743         496,052
- -----------------------------------------------------------------------------------------------------------
Increase in Value to All Stockholders (3)                                      $317,221,839    $803,902,423
- -----------------------------------------------------------------------------------------------------------

(1) Options granted pursuant to the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock. The exercise price may be paid in cash or in shares of the Company's Common Stock. Of the options granted to Messrs. Reardon, Reyners, Memmo and Spence, 25% are vested and the remaining options will vest in equal increments on November 17, 1996, 1997 and 1998. Of the options granted to Mr. Heckmann, 50% are vested and the remaining options will vest in equal increments on April 3, 1997 and 1998.

(2) Calculated over a ten-year period representing the life of the options.

(3) Represents the increase in value to all stockholders assuming the stock gains 5% or 10% in value per year, compounded over a ten-year period, equivalent to the life of the options granted to the Named Executive Officers. Calculated using a Common Stock price of $20.75, the closing price on November 17, 1995 on the NYSE, which is the exercise price of substantially all of the options granted in Fiscal 1996, and the total weighted average number of shares of Common Stock outstanding in Fiscal 1996.


Option Exercises in Fiscal 1996 and Fiscal Year End Option Value

  The table below sets forth information with respect to stock options exercised by the named Executive Officers in Fiscal 1996 and the number of unexercised options held by such persons on March 31, 1996 on a pre-tax basis:



                                                                Number of Securities         Value of Unexercised
                        Shares Acquired On                     Underlying Unexercised      In-the-Money Options at
                            Exercise of                          Options at 3/31/96                3/31/96
                            Options(1)        Value Realized  Exercisable/Unexercisable  Exercisable/Unexercisable(2)
                       ---------------------  --------------  -------------------------  ----------------------------

Richard J. Heckmann                32,700           $713,500            222,300/157,500          $3,498,483/2,110,466
Michael J. Reardon                      0                  0             105,630/28,125             1,963,992/297,342
Thierry Reyners                         0                  0              18,750/26,250               263,124/272,498
Nicholas C. Memmo                  18,750            257,343              46,875/34,375               643,594/372,497
Kevin L. Spence                         0                  0              48,750/26,250               706,250/272,498
- ------------

(1) Options granted pursuant to the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock.

(2) The dollar value reported is based on the difference between the exercise price of the outstanding option and the closing price of the Company's Common Stock on the NYSE on March 29, 1996, $28.00 per share. The closing price of the Company's Common Stock on June 5, 1996 on the NYSE was $ 34 1/4 per share.

Retirement Program

  Effective April 1, 1995, the Company established a non-qualified defined benefit pension plan for its senior executives, including Messrs. Heckmann, Reardon, Memmo and Spence. Under this plan (the "Retirement Program"), the executive becomes entitled to receive from the Company at age 60 an annual retirement income, payable for 15 years, equal to 50% of the executive's final five year average compensation. Earnings covered by the Retirement Program include salaries and incentive compensation. Benefits accrue on a percentage basis over the number of years of service of the executive from his date of hire with the Company to the attainment of age 60. The benefit accrued vests commencing after five years of service, 50% at that time, and 10% each year thereafter. A reduced benefit is payable at age 55 and if the executive's employment with the Company terminates before age 55, a deferred benefit, to the extent vested, is payable at or after age 55 based upon the executive's accrued benefit prior to termination.

  The following are the benefits payable per year for 15 years under the Retirement Program for Messrs. Heckmann, Reardon, Memmo and Spence, assuming that their covered compensation increases at a rate of 5% annually and that their employment with the Company continues until age 60: Mr. Heckmann $379,298; Mr. Reardon $201,993; Mr. Memmo $370,290 and Mr. Spence $261,242.

  All benefits under the Retirement Program are payable out of the general assets of the Company. Any fund vehicle established by the Company to provide a source for the payment of Plan benefits would remain subject to the general creditors of the Company.

Employment and Executive Retention Agreements

  The Company has entered into Executive Retention Agreements with each of the Named Executive Officers, other than Mr. Reyners. Each of those agreements (the "Retention Agreements") is identical, except as to the severance multiple, below described. The Retention Agreements provide for the employment of the Named Executive Officers in their respective positions with the Company or as otherwise determined, provided the duties to be performed are those of a senior executive or manager of the Company. The Retention Agreements provide that under certain conditions, including if the executive's employment is terminated without cause, the executive has the right to receive from the Company an amount equal to, in the case of Messrs. Memmo and Spence, one times such individuals' annual salary, in the case of Mr. Heckmann, approximately three times his annual salary and, in the case of Mr. Reardon, two times his annual salary. Following a Change-In-Control of the Company, the Retention Agreements provide for certain benefits if, within one year of the Change-In-Control, the executive's employment is terminated without cause, or if certain other conditions of the executive's employment are altered. In any such event, the Named Executive Officers have the right to receive the same multiple of their annual salary above described, but including their latest incentive award or target incentive, if greater, and the Company is also obligated to maintain for one year for the executive the welfare and retirement plans available to the executive or to provide an equivalent. Under the Retention Agreements, and subject to the language thereof, a Change-In-Control of the Company is defined to occur if (i) any person or group acquires 50% or more of the Company's voting securities,
(ii) during any two year period there is a change in a majority of the Board of Directors of the Company, (iii) there is a consolidation or merger of the Company or if there is a transfer of substantially all of the Company's assets or (iv) a plan of complete liquidation of the Company is approved by the stockholders.

     Mr. Reyners has a separate employment agreement which provides for a severance payment in the event his employment is terminated, other than for cause, equal to his annual base compensation. Mr. Reyners employment agreement also provides for annual review of and discretionary increases to Mr. Reyners' base salary, for the opportunity to participate in Company incentive bonus plans (although he does not participate in any such plan at this time), for the provision of life and medical insurance benefits and for the use of a Company-owned automobile. Mr. Reyners participates in a French statutory retirement program. The aggregate cost of this retirement program and certain tuition reimbursements for Mr. Reyners' children is limited to approximately 8% of his base salary.

Report of Compensation Committee on Executive Compensation

  The Compensation Committee is composed entirely of independent outside directors and is responsible for determining the compensation of the executive officers of the Company, presently comprising the Named Executive Officers and six additional individuals. The Compensation Committee also administers the Company's 1991 Employee Stock Option Plan, the Retirement Program and, with Mr. Heckmann, the Company's Annual Incentive Compensation Plan.

  Compensation Policy and Practice. The Company's executive compensation policy is intended (i) to link compensation and stockholder value; (ii) to recognize and reward individuals for their contributions and commitment to the growth and profitability of the Company; and (iii) to secure and retain the highest caliber of executives through competitive levels of total compensation. The Compensation Committee believes this policy is generally best accomplished by providing a competitive total compensation package, a significant portion of which is variable and related to established performance goals. The Company has retained an independent consulting firm to review the Company's executive compensation levels and programs and to provide input to the Compensation Committee. Based on this input, the Compensation Committee believes that the compensation provided to the Company's executives is competitive, but generally below the average compensation provided to executives in similar positions at the "peer group" companies identified in "Comparative Stock Performance" below.

  Section 162(m) of the United States Internal Revenue Code of 1986 (the "Code") limits deductibility of compensation in excess of $1 million paid to a company's chief executive officer and four other highest-paid executive officers unless such compensation qualifies as "performance-based." The Company will not be affected by this limitation for the 1996 tax year. The Compensation Committee intends to review this issue periodically to determine whether further changes to the Company's compensation policies and practices are advisable in order to preserve deductibility.

  Compensation of the Company's executive officers consists of the following elements: base salary, cash bonus payments under the Annual Incentive Compensation Plan and stock option awards under the 1991 Employee Stock Option Plans. Each of these elements is discussed below.

  Base Salary. In determining base salary for the Company's executive officers, the Compensation Committee assesses the relative contribution of each executive to the Company, the background and skills of each individual and the particular opportunities and problems which the individual confronts in his position with the Company. These factors are then assessed in the context of competitive market factors, including competitive opportunities with other companies.

  In making changes in base salary for existing executive officers, other than Mr. Heckmann, the Compensation Committee considers the recommendations of Mr. Heckmann based on his personal evaluation of individual performance for the prior year including attainment of personal objectives and goals, attainment of Company performance goals, the Company's salary structure, competitive salary data and the prior year's national percentage increase in the cost of living.

  Annual Cash Incentive. In April 1995 the Board of Directors adopted, in place of its former discretionary bonus program, an Annual Incentive Compensation Plan pursuant to which key executive and operational employees are eligible to earn incentive case bonuses each year based on the Company's performance. For eligible executives, the maximum award level is 25% of base salary. For eligible operational employees, the maximum award level is 35% of base salary.

  Of the 25% maximum award level for executives, 8% is earned if the Company achieves its pre-established profit plan for the fiscal year; up to an additional 8% may be earned if the Company exceeds its profit plan; and an additional 9% may be earned based on a subjective assessment of the executive's performance. Of the 35% maximum award level for operational employees, up to 8% may be earned if the Company exceeds its profit plan; an additional 8% is earned if the unit supervised by the employee achieves its profit plan; an additional 10% is earned if the unit supervised by the employee exceeds its profit plan; and an additional 9% may be earned based on a subjective assessment of the employee's performance. With respect to the subjective portion of the award, the Compensation Committee assesses Mr. Heckmann's performance, and Mr. Heckmann assesses the performance of each of the other executives or employees. The Company exceeded its profit plan for Fiscal 1996. Information with respect to the cash bonuses paid to the Named Executive Officers in Fiscal 1996 is provided in the Summary Compensation Table above. Mr. Reyners does not participate in the bonus program.

  Stock Options. The grant of stock options under the Company's 1991 Employee Stock Option Plan is intended to provide long-term performance-based compensation to officers and key employees of the Company. Options are granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant, generally vest over a period of three years, and expire
after ten years.   Options only have value to the recipient if the price of the
Company's stock appreciates after the options are granted. The Company believes that not less than 10% of the Company's outstanding equity securities should be available for employee stock options and its policy of option grants by the Compensation Committee has reflected and can be expected to continue to reflect this belief.

Chief Executive Officer

  In determining Mr. Heckmann's compensation for Fiscal 1996, the Compensation Committee focused upon the policies described above. The increases in Mr. Heckmann's salary and in the number of options granted to him as compared to Fiscal 1995 reflect the overall performance of the Company for Fiscal 1996 under Mr. Heckmann's strategic direction, his significant involvement in and responsibility for the overall operations of the Company and his direct involvement in numerous acquisitions made by the Company during the year. For purposes of the Annual Cash Incentive Plan, the Compensation Committee classifies Mr. Heckmann as an operational employee with supervisory responsibilities for the entire Company, making him eligible for a maximum award of 35% of base salary. For Fiscal 1996, Mr. Heckmann received a bonus under the Annual Incentive Compensation Plan equal to 33% of his base salary of $450,000 as a combined result of the Company's exceeding its profit plan and the Compensation Committee's assessment of Mr. Heckmann's role in that success. Although Mr. Heckmann's Fiscal 1996 compensation is above the average compensation paid to chief executive officers at the "peer group" companies identified in "Comparative Stock Performance" below, the Compensation Committee believes that this compensation level is warranted by Mr. Heckmann's roles in both the strategic and operational aspects of the Company's business, the value he brings to the Company in the identification and realization of acquisition opportunities and the success of the Company both in its business and in the financial markets.


                                    Alfred E. Osborne, Jr., Chairman
                                    James E. Clark
                                    John L. Diederich
                                    C. Howard Wilkins, Jr.

Comparative Stock Performance

  The chart below sets forth line graphs comparing the performance of the Company's Common Stock as compared with the NYSE Composite Stock Index and an appropriate "peer group" index for the five-year period commencing March 28, 1991 and ending March 29, 1996. The "peer group" index consists of the Common Stock of Calgon Carbon Corporation, Ionics, Incorporated, Osmonics, Inc. and Wheelabrator Technologies Inc. The indices assume that the value of the investment in United States Filter Corporation Common Stock and each index was $100 on March 28, 1991 and that dividends were reinvested.



                        (PERFORMANCE GRAPH APPEARS HERE)





                               3/28/91   3/31/92   3/31/93   3/31/94   3/31/95   3/31/96
                              --------  --------  --------  --------  --------  --------
U.S. Filter Common Stock      $ 100.00  $ 263.80  $ 344.83  $ 291.39  $ 320.68  $ 579.28
NYSE Composite Stock Index      100.00  $ 108.75  $ 121.50  $ 120.34  $ 132.03  $ 168.98
Peer Group Index(1)             100.00  $ 109.32  $ 133.46  $ 120.51  $  95.05  $ 115.89
- --------------

(1) Peer Group Index includes: Calgon Carbon Corporation, Ionics Incorporated, Osmonics Inc. and Wheelabrator Technologies Inc.

            PROPOSAL TO APPROVE THE 1991 EMPLOYEE STOCK OPTION PLAN,
                            AS AMENDED AND RESTATED

  Stockholders are being asked to approve the Company's 1991 Employee Stock Option Plan, as amended and restated by the Board of Directors on June 14, 1996 (the "Amended Employee Plan"). A vote in favor of the Amended Employee Plan will also be a vote in favor of all of the amendments to the 1991 Employee Stock Option Plan, which will, among other things, increase the amount of Common Stock that is authorized to be issued under the plan by 750,000 shares (post-Stock Split).

  The Company believes that in order to attract, retain and motivate key employees it is desirable to offer to such employees stock options which provide an incentive tied to the Company's stock price performance. As the Company has grown over the past several years, in part through acquisitions that have involved the issuance of additional shares of Common Stock, the Company has believed it appropriate to increase the number of shares of Common Stock available for employee stock options. Accordingly, the Board of Directors on February 28, 1991 unanimously adopted the 1991 Employee Stock Option Plan under which plan, as thereafter amended by the Board and approved by the stockholders, a total of 2,587,500 shares of Common Stock were reserved for issuance. As of June 5, 1996, of the 2,587,500 shares reserved under the Employee Plan, 577,009 options had been previously exercised and 1,855,944 options remained outstanding. The Company believes that it is desirable to increase the number of shares of Common Stock authorized under the 1991 Employee Stock Option Plan by an additional 750,000 shares (post-Stock Split) and, accordingly, on June 14, 1996, the Board of Directors voted to amend the Employee Plan to increase the number of shares authorized for issuance under the plan from 2,587,500 shares to 3,337,500 shares (subject to adjustment to reflect the effect of the Stock Split on the number of shares currently reserved under the plan).

  General Provisions. The Amended Employee Plan is administered by the Compensation Committee. The Committee selects the officers and other key employees of the Company and its subsidiaries (whether or not members of the Board) to whom options may be granted, determines the size of grants and the terms and conditions of options, and determines the meaning and application of the provisions of the Amended Employee Plan and related option agreements. Members of the Committee are not eligible to receive grants under the Amended Employee Plan.

  Options granted under the Amended Employee Plan may be either "incentive stock options," that is, options which meet the requirements of Section 422 of the Code, or "nonqualified stock options," that is, options which do not meet such requirements. The aggregate fair market value (determined as of the date of grant) of the stock for which an optionee's incentive stock options will vest in any calendar year may not exceed $100,000. No optionee may be granted options with respect to more than 150,000 shares of Common Stock in one calendar year. No options may be granted under the Amended Employee Plan after February 27, 2001.

  The exercise price per share for each option granted under the Amended Employee Plan may not be less than the fair market value per share of the Company's Common Stock on the date of grant. For any option recipient who owns more than 10% of the Company's voting stock (a "Ten Percent Owner") at the time of grant, the exercise price must be at least 110% of fair market value. The Compensation Committee will set the terms and vesting schedule of each option, provided, however, that no term may exceed ten years from the date of grant, and the term of an incentive stock option granted to a Ten Percent Owner may not exceed five years. Payment upon exercise of an option may be made in cash or, with the consent of the Compensation Committee, in Common Stock of the Company valued at its then-current fair market value, or by a combination of cash and Common Stock.

  Generally, options may be exercised only by the individual to whom the option is granted, and are not transferable or assignable, except that in the event of an optionee's death or legal disability, the optionee's heirs or legal representatives may exercise the options for a period not to exceed one year. The Board of Directors may terminate or amend the Amended Employee Plan without the approval of the Company's stockholders, but stockholder approval is required in order to amend the Amended Employee Plan to increase the total number of shares, to change the class of persons eligible to participate in the Amended Employee Plan, to extend the maximum ten-year exercise period or to permit an option exercise price to be fixed at less than 100% of the fair market value as of the date of grant.

  Termination of Employment.   Unless otherwise determined by the Compensation
Committee, options will cease to be exercisable upon termination of the optionee's service to the Company other than upon termination due to death, disability or retirement. Options will be exercisable within twelve months of death or disability and within three months of retirement.

  Change in Control. In the event the Company enters into an agreement to dispose of all or substantially all of the assets or capital stock of the Company by means of a sale, merger, or other transaction, outstanding options will, with the approval of the Compensation Committee and the Board of Directors, and conditioned upon consummation of such agreement, become immediately exercisable during the period beginning with the date of such agreement and ending on the date of disposal of the assets or capital stock. The Amended Employee Plan further provides that, in the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all outstanding options shall be fully exercisable for a period of 30 days prior to the date of such transaction unless such options are assumed by the continuing or surviving corporation. Unexercised options will terminate upon the effective date of such a transaction, unless they are assumed.

  Termination and Amendment of Plan. The Board of Directors may terminate or amend the Amended Employee Plan without the approval of the Company's stockholders, but stockholder approval would be required in order to amend the plan to increase the total number of shares, to change the class of persons eligible to participate in the plan, to extend the maximum ten-year period or to permit an option exercise price to be fixed at less than 100% of the fair market value as of the date of grant.

  Antidilution Provisions. The amount of shares reserved for issuance under the Amended Employee Plan and the terms of outstanding options shall be adjusted by the Compensation Committee in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, split-ups, consolidations, recapitalizations, reorganizations or like events.

  Benefits Under the Amended Employee Plan. Presently, approximately 280 officers and key employees of the Company and its subsidiaries are eligible to participate in the Amended Employee Plan. However, the identity of future grantees and the size of any additional grants have not been determined. On June 5, 1996 the closing price of the Common Stock on the NYSE was $ 34 1/4 per share.

  Certain Federal Income Tax Consequences.   The following is a brief summary of
the principal federal income tax consequences of awards under the Amended Employee Plan based upon current federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Code.

  An optionee recognizes no taxable income as the result of the grant or exercise of such an option. If the stock acquired upon exercise of an option is held at least until (i) two years following the date of grant of the option and
(ii) one year following the date of exercise, then any gain on subsequent sale of the stock will be taxed as a long-term capital gain. In that case, the Company will not be entitled to any deduction for federal income tax purposes. In general, if an optionee sells shares within two years after the date of grant or within one year after the date of exercise, the excess of the fair market value of the shares on the date of exercise over the option exercise price (not to exceed the gain realized on the sale) will be taxable as ordinary income at the time of sale. A gain in excess of that amount will be a long-term or short-term capital gain, depending on the length of time the stock was held. If the optionee sells the stock for less than the option exercise price, the loss will be a long-term or short-term capital loss and no income will be recognized. The amount of any ordinary income recognized by the optionee upon the disposition of stock would be deductible by the Company for federal income tax purposes.

  An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon exercise of such an option, the optionee normally recognizes ordinary income in the amount of the excess of the fair market value of the shares on the date of exercise over the option price. Such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as short-term or long-term capital gain or loss, depending upon the length of time the optionee has held the stock from the date of exercise. The Company would be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

  Special rules will apply to a participant who is an officer or director of the Company subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if such participant exercises an option within six months of the date of grant.

Vote Required

  Approval of the Amended Employee Plan will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon.

Board Recommendation

  The Board of Directors has unanimously approved the Amended Employee Plan and recommends that the Company's stockholders vote "FOR" adoption of the Amended Employee Plan Proposal.


           PROPOSAL TO APPROVE THE 1991 DIRECTORS STOCK OPTION PLAN,
                            AS AMENDED AND RESTATED

  Stockholders are being asked to approve the 1991 Directors Stock Option Plan, as amended and restated by the Board of Directors as of June 14 1996 (which reflects certain amendments approved by the Board on that date and on February 13, 1996) (the "Amended Directors Plan"). A vote in favor of the Amended Directors Plan Proposal will also be a vote in favor of all of the amendments to the 1991 Directors Stock Option Plan, which will, among other things, (i) increase the amount of Common Stock that is authorized to be issued under the plan by 375,000 shares (post-Stock Split), (ii) provide that the exercise price for each option issued under the Amended Directors Plan will be the fair market value of the underlying shares of Common Stock on the date the option is granted, (iii) adjust the amount of options granted to each participant on a yearly basis from 8,000 to 12,000 shares and to each participant following his or her initial election from 8,000 to 12,000 shares or from 4,000 to 6,000 shares, as provided, and (iv) remove from the discretion of the Compensation Committee certain administrative functions under the plan. A vote in favor of the Amended Directors Plan Proposal will also constitute approval of the grants made under the Amended Directors Plan on April 1, 1996 by the Compensation Committee to each of the six participants under the plan, as further described below.

  The Company currently does not pay any cash compensation to its non-employee Directors, although they are reimbursed for out-of-pocket expenses incurred in attending meetings. Directors are compensated for their time and efforts solely through grants of stock options. The Company believes that the Amended Directors Plan provides non-employee directors a favorable opportunity to acquire Common Stock of the Company and creates an incentive for such directors to serve on the Board of Directors of the Company and contribute to its long-term growth and profitability objectives. Under the 1991 Stock Option Plan as originally adopted by the Board of Directors on February 28, 1991 and approved by the stockholders on October 29, 1991, 375,000 shares of Common Stock were reserved for issuance. As of June 5, 1996, 134,000 options had been previously exercised and 252,000 options remained outstanding. Based on the Company's growth over the past several years, in part through acquisitions that have involved the issuance of additional shares of Common Stock, the Company believes it appropriate to increase the number of shares of Common Stock authorized for issuance pursuant to the plan from 375,000 to 750,000 (subject to adjustment to reflect the effect of the Stock Split on the number of shares currently reserved under the plan).

  Under the original 1991 Directors Stock Option Plan, as amended, options were granted at an exercise price equal to the greater of (i) $2.00 less than the fair market value of the underlying shares on the date of grant or (ii) 60% of the fair market value of such shares on the date of grant. In order to more directly align the interests of the non-employee directors with those of the Company's stockholders, this provision has been amended, subject to stockholder approval, to state that the exercise price of options granted under the Amended Directors Plan will in all cases be equal to 100% of the fair market value of the underlying shares on the date of grant.

  The original 1991 Directors Stock Option Plan, as amended, provided for yearly grants of options for the purchase of 8,000 shares of Common Stock and additional grants upon initial election to the Board of 8,000 shares, or 4,000 shares if such election occurred after September 30 of the year first elected. If approved by the stockholders, the Amended Directors Plan will adjust these grant amounts from 8,000 to 12,000 shares and from 4,000 to 6,000 shares, respectively. The directors believe such changes are appropriate in light of the 1994 three-for-two split of the Company's Common Stock and the increase in the exercise price of options granted under the plan as described above. No additional adjustment to these grant numbers will be made as a result of the Stock Split payable July 15, 1996.

  As originally adopted, the 1991 Directors Stock Option Plan provided the Compensation Committee with discretion over certain administrative functions under the plan. For example, the Compensation Committee had discretion to prescribe installment periods governing the vesting of options granted under the Directors Plan, although, in fact, the Committee had never exercised such discretion. If approved by the stockholders of the Company, the Amended Directors Plan removes this and other discretionary decisions from the Compensation Committee.

  General Provisions. The Amended Directors Plan is administered by the Compensation Committee. The persons eligible to participate in the Amended Directors Plan are the duly elected non-employee directors of the Company (presently 7 individuals). The Compensation Committee determines the meaning and application of the provisions of the Amended Directors Plan and related option agreements.

  Options granted under the Amended Directors Plan are nonqualified stock options. The Amended Directors Plan provides that each participant shall receive a grant of options for the purchase of 12,000 shares of Common Stock on the first business day of April in each calendar year. In addition, a participant shall receive a grant of options for the purchase of 12,000 shares of Common Stock upon his or her initial election to the Board, provided that if such election occurs after September 30 of the year first elected, such initial grant shall be for 6,000 shares of Common Stock. The exercise price of each option granted under the Amended Directors Plan shall be equal to 100% of the fair market value of the underlying shares on the date of grant. Each option is fully exercisable on the date of the grant and has a term of four years from the date of the grant. No options may be granted after February 27, 2001.

  Generally, options may be exercised only by the individual to whom the option is granted, and are not transferable or assignable, except that in the event of an optionee's death or legal disability, the optionee's heirs or legal representatives may exercise the options for a period not to exceed one year. The Board of Directors may terminate or amend the Amended Directors Plan without the approval of the Company's stockholders, but stockholder approval would be required in order to amend the Amended Directors Plan to increase the total number of shares, to lower the exercise price of options to less than 100% of the fair market value as of the date of the grant, to extend the maximum four-year exercise period or to change the class of persons eligible to participate in the Amended Directors Plan.

  Termination of Service. Options will cease to be exercisable within 30 days after termination of the optionee's service to the Company, other than upon termination due to death, disability or retirement or upon termination for cause. Options will be exercisable within twelve months of death or disability and within three months of retirement. Upon termination for cause, a participant's options shall be rescinded.

  Termination and Amendment of Plan. The Board of Directors may terminate or amend the Amended Directors Plan without the approval of the Company's stockholders, but stockholder approval would be required in order to amend the plan to increase the number of shares, to change the class of persons eligible to participate in the plan, to extend the maximum ten-year exercise period or to permit an option exercise price to be fixed at less than 100% of the fair market value as of the date of grant.

  Antidilution Provisions. The amount of shares reserved for issuance under the Amended Directors Plan and the terms of outstanding options shall be adjusted in the event of changes in the outstanding Common Stock by reasons of stock dividends, stock splits, reverse stock splits, split-ups, consolidations, recapitalizations, reorganizations or like events.

  Benefits Under the Amended Directors Plan. Presently, seven Directors of the Company and its subsidiaries are eligible to participate in the Amended Directors Plan, although Mr. Hillas does not participate at this time. On April 1, 1996, a grant was made to each of the non-employee directors, other than Mr. Hillas, of an option for 12,000 shares of Common Stock of the Company, for an aggregate grant of options for 72,000 shares of Common Stock. On June 5, 1996 the closing price of the Common Stock on the NYSE was $34 1/4 per share.

  Certain Federal Income Tax Consequences.     The following is a brief summary
of the principal federal income tax consequences of awards under the Amended Directors Plan based upon current federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

  An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon exercise of such an option, the optionee normally recognizes ordinary income in the amount of the excess of the fair market value on the date of exercise over the option price. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as short-term or long-term capital gain or loss, depending upon the length of time the optionee has held the stock from the date of exercise. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired pursuant thereto. The Company would be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option. Special rules apply under Section 16(b) of the Exchange Act if a participant exercises an option within six months of the date of grant.

Vote Required

  Approval of the Amended Directors Plan will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitle to vote thereon.

Board Recommendation

  The Board of Directors has unanimously approved the Amended Directors Plan and recommends that the Company's stockholders vote "FOR" adoption of the Amended Directors Plan Proposal.

           PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL OF THE COMPANY

  The Board of Directors proposes to increase the Company's authorized share capital from 78,000,000 to 153,000,000 by amendment to the Company's Restated Certificate of Incorporation, as amended (the "Authorized Capital Amendment"). If the Authorized Capital Amendment is approved by the stockholders, the number of the Company's authorized shares of Common Stock would be increased from 75,000,000 shares to 150,000,000 shares. Specifically, if the Authorized Capital Amendment is approved, Article V, Section 1 of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), will be amended and restated to read in its entirety as follows:

          "Section 1. Authorized Stock. The Corporation shall be authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have the authority to issue is one hundred fifty three million (153,000,000)
     shares; the total number of authorized shares of Preferred Stock shall be three million (3,000,000) and each share shall have a par value of ten cents ($.10); and the total number of authorized shares of Common Stock shall be one hundred fifty million (150,000,000) and each share shall have a par value of one cent ($.01)."

  As of June 5, 1996, there were issued and outstanding 29,134,298 shares of Common Stock. Of the unissued shares of Common Stock, 2,926,342 shares were reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2000, 5,090,909 shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Notes due 2005 and an aggregate of [2,122,467] shares were reserved for issuance upon exercise of outstanding options under the Company's stock option plans for employees and directors. Consequently, on a post-Stock Split basis, the Company presently has reserved for issuance 15,209,577 shares of Common Stock and presently has available for issuance 16,088,976 shares of Common Stock and 3,000,000 shares of Preferred Stock. In addition, a maximum of 3,200,000 shares (4,800,000 post-Stock Split) are issuable pursuant to an Agreement and Plan of Merger dated as of June 10, 1996 pursuant to which the Company will acquire, upon satisfaction of various conditions, Davis Water & Waste Industries, Inc. Approval of the Authorized Capital Amendment is not necessary for, or a condition to, the consummation of this agreement.

Purposes and Reasons for the Proposed Increase in Authorized Capital

  If the Authorized Capital Amendment is approved, the increased number of authorized shares of Common Stock will be available for issuance from time to time, for such purposes and consideration, and on such terms, as the Board of Directors may approve, and no further vote of the stockholders of the Company will be required, except as provided under the Delaware General Corporation Law or the rules of the NYSE.

  An increase in authorized shares will enable the Company to meet possible contingencies and opportunities in which the issuance of shares of Common Stock in amounts greater than would otherwise remain available for issuance may be deemed advisable, such as in equity financings, acquisition transactions, stock dividends and distributions and employee benefit plans. By adopting the Authorized Capital Amendment at this time, consummation of issuances of any additional shares of Common Stock would be facilitated, because the delay and expense incident to the calling of a special meeting of the Company's stockholders, in cases where such a meeting would not otherwise be required, would be avoided. The timing of the actual issuance of additional shares of Common Stock, if any, will depend upon market conditions, the specific purpose for which the stock is to be issued, and other similar factors. Any additional issuance of Common Stock could have a dilutive effect on existing holders of Common Stock. The Company has issued a substantial number of shares in business acquisitions in the past and is frequently engaged in preliminary discussions with acquisition candidates. However, the Company currently has no plans for the issuance of any shares of Common Stock, except as described above, none of which are shares for which the Company is securing authorization pursuant to the Authorized Capital Amendment.

  The terms of the additional shares of Common Stock for which authorization is sought will be identical with the terms of the shares of Common Stock currently authorized and outstanding, and approval of the Authorized Capital Amendment proposal will not affect the terms, or the rights of the holders, of such shares. The Common Stock has no cumulative voting, conversion, preemptive or subscription rights and is not redeemable. Laidlaw has certain rights to purchase voting capital stock of the Company or rights to acquire such stock ("Securities") in order to maintain its percentage share of the Company's voting power, except in the case of Securities issuable in the ordinary course under any employee or director stock benefit plan or in connection with a merger or other acquisition. In addition, if the Company proposes to issue Securities at a price less than the lower of (i) 15% below the current market price or (ii) the prevailing customary and reasonable price for such Securities, Laidlaw has the right to purchase on the same terms as the proposed issuance such number of the offered Securities as it shall specify.

Possible Anti-Takeover Effects

  Although it did not form a basis for the Board's decision to adopt the Authorized Capital Amendment, the existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. The Company is not aware of any existing or planned effort on the part of any person to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the capital stock or substantially all of the assets of the Company.

  The Certificate of Incorporation and Restated Bylaws (the "Bylaws") of the Company and the Delaware General Corporation Law contain certain provisions that could also have an anti-takeover effect. The Certificate of Incorporation places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of the Company. The founders and the original directors of the Company are excluded from the definition of "Related Persons," as are seven named individuals including Mr. Heckmann, the Chairman of the Board, Chief Executive Officer and President of the Company. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the Certificate of Incorporation that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Certificate of Incorporation), in addition to being approved by the Board of Directors and a majority of the Company's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or
(ii) the holders of at least 80% of the Company's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to the Company's Bylaws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

  The Certificate of Incorporation provides that the Company is authorized to issue 3,000,000 shares of Preferred Stock. The Board of Directors is authorized to issue such shares without stockholder approval in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including voting rights.

  The Certificate of Incorporation and the Company's Bylaws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to the Company from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

  Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

Vote Required

  Approval of the Authorized Capital Amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock.

Board Recommendation

  The Board of Directors has unanimously approved the Authorized Capital Amendment and recommends that the Company's stockholders vote "FOR" adoption of the Authorized Capital Amendment proposal.


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending March 31, 1997 and has further directed that the appointment be submitted for ratification by the stockholders at the Annual Meeting.

  KPMG Peat Marwick LLP is an internationally recognized firm of independent certified public accountants and has audited the Company's financial statements since fiscal 1992. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to make a statement, if he or she so desires, and to respond to appropriate questions.



                                 OTHER MATTERS

  The solicitation of Proxies is made on behalf of the Board of Directors of the Company and the cost thereof will be borne by the Company. In addition to soliciting Proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit Proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1997 annual meeting of stockholders of the Company must be received by March 1, 1997. Any such proposals should be addressed to the Secretary of the Company, 40-004 Cook Street, Palm Desert, California 92211.

                                  By Order of the Board of Directors



                                  Damian C. Georgino
                                  Secretary
         , 1996
- ------ --

                                    ANNEX A


                        UNITED STATES FILTER CORPORATION

                       1991 EMPLOYEE STOCK OPTION PLAN/1/


     1.  Purpose.  The United States Filter Corporation 1991 Employee Stock
         -------
Option Plan (the "Plan") is hereby established to grant to officers, directors and key employees of United States Filter Corporation and its Subsidiaries (individually and collectively, the "Company") a favorable opportunity to acquire Common Stock of United States Filter Corporation (the "Stock"), and to create an incentive for such persons to remain in the employ of the Company and to contribute to its success.

     As used in the Plan, the term "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, and the terms "Parent" and "Subsidiary" shall have the meaning set forth in Sections 424(e) and (f) of the Code.

     2.  Administration.  The Plan shall be administered by the Compensation
         --------------
Committee of the Board of Directors of the Company (the "Committee"). The Committee shall determine the meaning and application of the provisions of the Plan and all option agreements executed pursuant thereto, and its decisions shall be conclusive and binding upon all interested persons. The Committee may not grant an option to any member of the Committee. An option may be granted to a member of the Committee only by action of the Board of Directors of the Company. Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

     (a) The persons to whom options to purchase Stock shall be granted;

     (b) The number of options to be granted to each person;

     (c) The price to be paid for the Stock upon the exercise of each option;

     (d) The period within which each option shall be exercised; and

     (e) The terms and conditions of each stock option agreement entered into between the Company and persons to whom the Company has granted an option.

     3.  Eligibility.  Officers, directors and key employees of the Company, as
         -----------
determined by the Committee, shall be eligible to

- ---------------------
/1/  As amended by the Board of Directors through June 14, 1996.

receive grants of options under the Plan. No individual may be granted, in any calendar year, options under the Plan to purchase more than 150,000 shares of Common Stock.

     4.  Stock Subject to Plan.  There shall be reserved for issue upon the
         ---------------------
exercise of options granted under the Plan        shares of Common Stock or
                                           -------
the number of shares of Stock, which, in accordance with the provisions of
Section 9 hereof, shall be substituted therefor. Such shares may be authorized but unissued shares or treasury shares. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, unpurchased shares subject thereto shall again be available for the purposes of the Plan.

     5.  Terms of Options.
         ----------------

         (a)  Incentive Stock Options.  It is intended that options granted
              -----------------------
pursuant to this Section 5(a) qualify as incentive stock options as defined in
Section 422 of the Code. Incentive stock options shall be granted only to employees of the Company. Each stock option agreement evidencing an incentive stock option shall provide that the option is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

              (1)  Option Price.  The price to be paid for each share of Stock
                   ------------
upon the exercise of each incentive stock option shall be determined by the Committee at the time the option is granted, but shall in no event be less than 100% of the fair market value of the shares on the date the option is granted, or not less than 110% of the fair market value of such shares on the date such option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiaries. As used in this Plan the term "date the option is granted" means the date on which the Committee authorizes the grant of an option hereunder or any later date specified by the Committee. Fair market value of the shares shall be (i) the mean of the high and low prices of shares of Stock sold on a national stock exchange on the date the option is granted (or if there was no sale on such date, the highest asked price for the Stock on such date), or (ii) if the Stock is not listed on any national stock exchange on the date the option is granted, the mean between the "bid" and "asked" prices of the Stock in the National Over-The-Counter Market on the date the option is granted, or (iii) if the Stock is not traded in any market, that price determined by the Committee to be fair market value, based upon such evidence as it may think necessary or desirable.

              (2)  Period of Option.  The period or periods within which an
                   ----------------
option may be exercised shall be determined by the Committee at the time the option is granted, but in no event shall any option granted hereunder be exercised more than ten years from the date the option was granted, nor more than five years from the date the option was granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiaries.

              (3)  Payment for Stock.  The option exercise price for each
                   -----------------
share of Stock purchased under an option shall be paid in full at the time of purchase. The Committee may provide that the option price be payable, at the election of the holder of the option and with the consent of the Committee, in whole or in part either in cash or by delivery of Stock in transferable form, such Stock to be valued for such purpose at its fair market value on the date on which the option is exercised. No share of Stock shall be issued until full payment therefor has been made, and no employee shall have any rights as an owner of Stock until the date of issuance to him of the stock certificate evidencing such Stock.

              (4)  Limitation on Amount.  Subject to the overall limitations
                   --------------------
of Section 4 hereof (relating to the aggregate shares subject to the Plan), the aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company, any Parent or Subsidiaries) shall not exceed $100,000.

         (b)  Nonqualified Stock Options.  Each nonqualified stock option
              --------------------------
granted under the Plan shall be evidenced by a stock option agreement between the person to whom such option is granted and the Company. Such stock option agreement shall provide that the option is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

              (1)  Option Exercise Price.  The exercise price to be paid for
                   ---------------------
each share of Stock upon the exercise of an option shall be determined by the Committee at the time the option is granted, but shall in no event be less than 100% of the fair market value of the shares on the date the option is granted. As used in this Plan, the term "date the option is granted" means the date on which the Committee authorizes the grant of an option hereunder or any later date specified by the Committee. Fair market value of the shares shall be (i) the mean of the high and the low prices of shares of Stock sold on a national stock exchange on the date the option is granted (or if there was no sale on such date, the highest asked price for the Stock on such date), or (ii) if the Stock is not listed on a national stock exchange on the date the option is granted the mean between the "bid" and "asked" prices of the Stock in the National Over-The-Counter market on the date the option is granted, or (iii) if the Stock is not traded in any market, that price determined by the Committee to be fair market value, based upon such evidence as it may think necessary or desirable.

              (2)  Period of Option.  The period or periods within which an
                   ----------------
option may be exercised shall be determined by the Committee at the time the option is granted, but shall in no event exceed ten years from the date the option is granted.

              (3)  Payment for Stock.  The option exercise price for Stock
                   -----------------
purchased under an option shall be paid in full at the time of purchase. The Committee may provide that the option exercise price be payable, at the election of the holder of the option, with the consent of the Committee, in whole or in part either in cash or by delivery of Stock in transferable form, such Stock to be valued for such purpose at its fair market value on the date on which the option is exercised. No share of Stock shall be issued until full payment therefor has been made, and no employee shall have any rights as an owner of shares of Stock until the date of issuance to him of the stock certificate evidencing such Stock.

     6.  Nontransferability.  The options granted pursuant to the Plan shall be
         ------------------
nontransferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him and after his death, by his personal representative or by the person entitled thereto under his will or the laws of intestate succession.

     7.  Termination of Employment.  Upon termination of the optionee's
         -------------------------
employment, except as the Committee shall otherwise authorize at the time of grant and any time thereafter, his rights to exercise options then held by him shall be only as follows:

         (a)  Death or Disability.  Upon the death of any person holding options
              -------------------
granted under this Plan, his options shall be exercisable, by the holder's representative or by the person entitled thereto under his will or the laws of intestate succession, only if and to the extent they are exercisable on the date of his death, and such options shall terminate twelve months after the date of his death (or such shorter period as the Committee may prescribe in his option agreement). Upon the disability of an optionee his options shall be exercisable only if and to the extent they are exercisable on the date of his disability, and such options shall terminate twelve months after the date of his disability (or such shorter period as the Committee may prescribe in his option agreement). However, in no event shall any option be exercised more than ten years from the date the option was granted. For purposes of this Section 7(a), an individual is disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

         (b)  Retirement.  Upon the retirement of an officer, director or
              ----------
employee or the cessation of services provided by a nonemployee (either pursuant to a Company retirement plan, if any, or pursuant to the approval of the Committee) or if any officer, director, employee or non-employee optionee leaves the Company, a Parent or a Subsidiary, for any reason other than as set forth in
Section 7(a), 7(c) or 7(d) hereof, his options shall be exercisable only if and to the extent they are exercisable on the date of his retirement or cessation of services and such options shall terminate three months after the date of his retirement or cessation of services as the case may be (or such shorter period as the Committee may prescribe in his option agreement). The optionee's option shall terminate upon the expiration of such period unless the holder of the options dies prior thereto, in which event he shall be deemed to have died on the date of his retirement or cessation of services; provided, however, in no event shall such options be exercised more than ten years from the date they are granted.

         (c)  Transfer to Related Corporation.  In the event that an officer,
              -------------------------------
director or employee leaves the employ of the Company to become an officer, director or employee of any Subsidiary, or an officer, director or employee ceases to serve as an officer or director or leaves the employ of a Subsidiary to become an officer, director or employee of the Company or another Subsidiary, such officer, director or employee shall be deemed to continue as an officer, director or employee for all purposes of this Plan.

         (d)  Other Termination.  In the event an officer, director or employee
              -----------------
ceases to serve as an officer or director or leaves the employ of the Company, a Parent or a Subsidiary, or a nonemployee ceases to provide services to the Company, of his own volition, or if his relationship with the Company, a Parent or a Subsidiary is terminated by the Company for cause, his options shall terminate at the earlier of the date his employment terminates or he ceases providing services to the Company, a Parent or a Subsidiary, or the date he receives written notice that his employment or rendering of services is or will be terminated.

     8.  Acceleration upon Termination or Sale of Company.  The Committee may
         ------------------------------------------------
determine to accelerate the exercisability of any or all options after termination of employment. In the event the Parent or its stockholders enter into an agreement to dispose of all or substantially all of the assets or capital stock of the Parent by means of a sale, merger, consolidation, reorganization, liquidation or otherwise, an option granted under the Plan will, in the discretion of the Committee, if so authorized by the Board of Directors and conditioned upon consummation of such disposition of assets or stock, become immediately exercisable during the period commencing as of the date of the execution of such agreement and ending as of the earlier of the stated termination date of the option or the date on which the disposition of assets or stock contemplated by the agreement is consummated.

     9.  Adjustment of Shares.
         --------------------

     (a) In the event of changes in the outstanding Stock by reason of stock dividends, stock splits, reverse stock splits, split-ups, consolidations, recapitalizations, reorganizations or like events (as determined by the Committee), an appropriate adjustment shall be made by the Committee in the number of shares reserved under the Plan, in the number of shares set forth in
Section 4 hereof, and in the number of shares and the option price per share specified in any stock option agreement with respect to any unpurchased shares. The determination of the Committee as to what adjustments shall be made shall be conclusive. Adjustments for any options to purchase fractional shares shall also be determined by the Committee. The Committee shall give prompt notice to all optionees of any adjustment pursuant to this Section.

     (b) Section 9(a) above to the contrary notwithstanding, in the event of any merger, consolidation or other reorganization of United States Filter Corporation in which United States Filter Corporation is not the surviving or continuing corporation (as determined by the Committee) or in the event of the liquidation or dissolution of United States Filter Corporation, all options granted hereunder shall terminate on the effective date of the merger, consolidation, reorganization, liquidation, or dissolution unless the agreement with respect thereto provides for the assumption of such options by the continuing or surviving corporation. Any other provision of this Plan to the contrary notwithstanding, all outstanding options granted hereunder shall be fully exercisable for a period of 30 days prior to the effective date of any such merger, consolidation, reorganization, liquidation, or dissolution unless such options are assumed by the continuing or surviving corporation.

     10.  Securities Law Requirements.  The Committee may require prospective
          ---------------------------
optionees, as a condition of either the grant or the exercise of an option, to represent and establish to the satisfaction of the Committee that all shares of Stock acquired upon the exercise of such option will be acquired for investment and not for resale. The Company may refuse to permit the sale or other disposition of any shares acquired pursuant to any such representation until it is satisfied that such sale or other disposition would not be in contravention of applicable state or federal securities law.

     11.  Tax Withholding.  The Company may require an optionee to pay to the
          ---------------
Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of an option granted hereunder.

     12.  Amendment.  The Board of Directors may amend the Plan at any time,
          ---------
except that without shareholder approval:

          (a) The number of shares of Stock which may be reserved for issuance under the Plan shall not be increased except as provided in Section 9 hereof;

          (b) The option price per share of Stock may not be fixed at less than 100% of the fair market value of a share of Stock on the date the option was granted;

          (c) The maximum period of ten years during which the options may be exercised may not be extended;

          (d) The class of persons eligible to receive options under the Plan as set forth in Section 3 shall not be changed; and

          (e) This Section 12 may not be amended in a manner that limits or reduces the amendments which require shareholder approval.

     13.  Termination.  The Plan shall terminate automatically on February 27,
          -----------
2001. The Board of Directors may terminate the Plan at any earlier time. The termination of the Plan shall not affect the validity of any option agreement outstanding at the date of such termination, but no option shall be granted after such date.

     14.  Effective Date.  The Plan shall be effective upon its adoption by the
          --------------
Board of Directors of the Company. Options may be granted but not exercised prior to stockholder approval of the Plan. If any options are so granted and stockholder approval shall not have been obtained on or before February 27, 1992, such options shall terminate retroactively as of the date they were granted.

                        UNITED STATES FILTER CORPORATION

                      1991 DIRECTORS STOCK OPTION PLAN/1/


     1.  Purpose.  The United States Filter Corporation 1991 Directors Stock
         -------
Option Plan (the "Plan") is hereby established to grant to nonemployee directors of United States Filter Corporation (the "Company") a favorable opportunity to acquire Common Stock ("Stock") of the Company and to create an incentive for such persons to serve on the Board of Directors of the Company and to contribute to its long-term growth and profitability objectives.

     As used in the Plan, the term "Code" shall mean the Internal Revenue Code of 1986, as amended. The term "Participant" shall mean a member of the Board of Directors of the Company who is not an officer or full-time salaried employee of the Company. Masculine terms used herein may be read as feminine, singular terms as plural and plural terms as singular, as necessary to give effect to the Plan.

     2.  Administration.  The plan shall be administered by the Compensation
         --------------
Committee of the Board of Directors of the Company (the "Committee"). The Committee shall determine the meaning and application of the provisions of the Plan and all option agreements executed pursuant thereto, and its decisions shall be conclusive and binding upon all interested persons. Subject to the provisions of the Plan, the Committee shall have the sole authority to grant options hereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and conditions of each stock option agreement entered into between the Company and any Participant, and to make all other determinations necessary or advisable in the implementation and administration of the Plan.

     3.  Eligibility.  All nonemployee directors of the Company shall
         -----------
participate in the Plan.

     4.  Stock Subject to Plan.  There shall be reserved for issue upon the
         ---------------------
exercise of options granted under the Plan        shares of Common Stock or the
                                          -------
number of shares of Stock, which, in accordance with the provisions of Section 8 hereof, shall be substituted therefor. Such shares may be authorized but unissued shares or treasury shares. If an option granted under the Plan shall expire or terminate for any reason without having been

- --------------------
/1/  As amended by the Board of Directors through June 14, 1996.

exercised in full, unpurchased shares subject thereto shall again be available for the purposes of the plan.

     5.  Terms of Options.  Each option granted under the Plan shall be
         ----------------
evidenced by a stock option agreement between the person to whom such option is granted and the Company. Such stock option agreement shall provide that the option is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

         (a)   Option Exercise Price.  The exercise price to be paid for each
               ---------------------
share of Stock upon the exercise of an option shall be 100% of the fair market value of the shares on the date the option is granted. As used in this Plan, the term "date the option is granted" means the first business day in April as of which the option is granted in accordance with Section 5(b). Fair market value of the shares shall be (i) the mean of the high and the low prices of shares of Stock sold on a national stock exchange on the date the option is granted (or if there was no sale on such date the highest asked price for Stock on such date) or (ii) if the Stock is not listed on a national stock exchange on the date the option is granted the mean between the "bid" and "asked" prices of the Stock in the National Over-The-Counter market on the date the option is granted.

         (b) Amount and Date of Grant.  Each Participant shall receive a grant
             ------------------------
of options for shares of Stock as follows: (1) on the first business day (i.e., the first day on which Stock of the Company may be traded on a national stock exchange) of April in each calendar year in which such Participant is serving on the Board of Directors, 12,000 shares, and (ii) following a Participant's initial election to the Board of Directors of the Company, provided that if a Participant's initial election to the Board of Directors occurs after September 30 of the year first elected, such initial grant shall be 6,000 and not 12,000 shares of Stock.

         (c) Period of Option.  Options granted hereunder shall have a term of
             ----------------
four years from the date of grant.

         (d) Exercisability.  Each option granted under the Plan shall be
             --------------
exercisable in full at any time and from time to time commencing as of the date of grant.

         (e) Payment for Stock.  The option exercise price for Stock purchased
             -----------------
under an option shall be paid in full at the time of purchase. The option exercise price be payable, at the election of the holder of the option, in whole or in part either in cash or by delivery of Stock in transferable form, such Stock to be valued for such purpose at its fair market value on the date on which the option is exercised. No share of Stock shall be issued until full payment therefor has been made, and no Participant shall have any rights as an owner of shares of Stock until the date of issuance to him of the stock certificate evidencing such Stock.

     6.  Nontransferability.  Options granted pursuant to the Plan shall be
         ------------------
nontransferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him, and after his death, by his personal representative or by the person entitled thereto under his will or the laws of intestate succession.

     7.  Termination of Service.  Upon termination of the optionee's service on
         ----------------------
the Board of Directors for any reason ("Termination of Service"), his rights to exercise options then held by him shall be only as follows:

         (a) Death or Disability.  Upon the death of any person holding options
             -------------------
granted under this Plan, his options shall be exercisable, by the holder's representative or by the person entitled thereto under his will or the laws of intestate succession, only if and to the extent they are exercisable on the date of his death, and such options shall terminate twelve months after the date of his death.

         (b) Termination for Cause.  A Participant's right to exercise stock
             ---------------------
options shall be rescinded if the Participant has been found to be engaged directly or indirectly in any conduct or activity which is in competition with the Company or is otherwise adverse to or not in the best interest of the Company.

         (c) Termination of Service.  Upon the Termination of Service of a
             ----------------------
Participant for any reason other than as set forth in Section 7(a) or 7(b) hereof, his options shall be exercisable only if and to the extent they are exercisable on the date of his Termination of Service and such options shall terminate 30 days after the date of his Termination of Service unless the holder of the options dies prior thereto, in which event he shall be deemed to have died on the date of his Termination of Service; provided, however, in no event shall such options be exercised more than five years from the date they are granted.

     8.  Adjustment of Shares.
         --------------------
         (a) In the event of changes in the outstanding Stock by reason of stock dividends, stock splits, reverse stock splits, split-ups, consolidations, recapitalizations, reorganizations or like events, an appropriate adjustment shall be made in the number of shares reserved under the Plan, in the number of shares set forth in Section 4 hereof, and in the number of shares and the option price per share specified in any stock option agreement with respect to any unpurchased shares. The Company shall give prompt notice to all optionees of any adjustment pursuant to this Section.

         (b) Section 8(a) above to the contrary notwithstanding, in the event of any merger, consolidation or other reorganization of the Company in which the Company is not the surviving or continuing corporation or in the event of the liquidation or dissolution of the Company, all options granted hereunder shall terminate on the effective date of the merger, consolidation, reorganization, liquidation, or dissolution unless the agreement with respect thereto provides for the assumption of such options by the continuing or surviving corporation. Any other provision of this Plan to the contrary notwithstanding, all outstanding options granted hereunder shall be fully exercisable for a period of 30 days prior to the effective date of any such merger, consolidation, reorganization, liquidation, or dissolution unless such options are assumed by the continuing or surviving corporation.

     9.  Securities Law Requirements.  The Company may require prospective
         ---------------------------
optionees, as a condition of either the grant or the exercise of an option, to represent and establish to the satisfaction of the General Counsel of the Company that all shares of Stock acquired upon the exercise of such option will be acquired for investment and not for resale. The Company may refuse to permit the sale or other disposition of any shares acquired pursuant to any such representation until it is satisfied that such sale or other disposition would not be in contravention of applicable state or federal securities law.

     10.  Tax Withholding.  If appropriate, the Company shall require an
          ---------------
optionee to pay to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of an option granted hereunder.

     11.  Amendment.  The Board of Directors may amend the Plan at any time,
          ---------
except that without shareholder approval:

         (a) The number of shares of Stock which may be reserved for issuance under the Plan shall not be increased except as provided in Section 8 hereof;

         (b) The option price per share of Stock may not be fixed at less than the price specified in Section 5(a) hereof;

         (c) The maximum period during which the options may be exercised may not be extended;

         (d) The Class of persons eligible to receive options under the Plan as set forth in Section 3 shall not be changed;

         (e) This Section 11 may not be amended in a manner that limits or reduces the amendments which require shareholder approval; and

         (f) The provisions of the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     12.  Termination.  The Plan shall terminate automatically on February 27,
          -----------
2001. The Board of Directors may terminate the Plan at any earlier time. The termination of the Plan shall not affect the validity of any option agreement outstanding at the date of such termination, but no option shall be granted after such date.

     13.  Effective Date.  The Plan shall be effective upon its adoption by the
          --------------
Board of Directors of the Company. Options may be granted but not exercised prior to stockholder approval of the Plan. If any options are so granted and stockholder approval shall not have been obtained on or before February 27, 1992, such options shall terminate retroactively as of the date they were granted.

                       UNITED STATES FILTER CORPORATION
               40-004 Cook Street, Palm Desert, California 92211

          Proxy for Annual Meeting of Stockholders on August 6, 1996

          This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints Richard J. Heckmann and Damian C. Georgino, and each or either of them as proxies, each with power to appoint his substitute, and hereby authorizes any of them to represent and to vote, as designated on the reverse side of this proxy card, all shares of the common stock, par value $.01 per share (the "Common Stock"), of United States Filter Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on August 6, 1996, commencing at 9:30 A.M., Pacific Daylight Time, at the Indian Wells Resort Hotel, 76-661 Highway 111, Indian Wells, California 92210 or any adjournment or postponement thereof as follows on the reverse side of this proxy card;

                    (PLEASE DATE AND SIGN ON REVERSE SIDE)

A  [X] Please mark your
       votes as in this
       example

                          FOR all nominees listed             WITHHOLD AUTHORITY
                         at right (except as marked             to vote for all
                           to the contrary below)          nominees listed at right
(1) The election                    [ ]                               [ ]                  Nominees: James E. Clark
    of three                                                                                         Richard J. Heckmann
    directors,                                                                                       Robert S. Hillas
    each for a
    term of three years


(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through such nominee's name.)


(2) The proposal to approve the                FOR      AGAINST    ABSTAIN
    Company's 1991 Employee Stock Option       [ ]        [ ]        [ ]
    Plan, as amended and restated;


(3) The proposal to approve the                FOR      AGAINST    ABSTAIN
    Company's 1991 Directors Stock             [ ]        [ ]        [ ]
    Option Plan, as amended and
    restated;


(4) The proposal to increase the number        FOR      AGAINST    ABSTAIN
    of authorized shares of the Company's      [ ]        [ ]        [ ]
    Common Stock from 75,000,000 to
    150,000,000;


(5) The proposal to ratify the appointment     FOR      AGAINST    ABSTAIN
    of KPMG Peat Marwick LLP as independent    [ ]        [ ]        [ ]
    public accountants for the Company;


In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no directions are specified, this proxy will be voted FOR proposals 1 through 5.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.


SIGNATURE                                                  Dated          , 1996
          --------------------   -------------------------       --------
                                         Signature

Note: Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.